UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2011

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 333-160463

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 11, 2011, Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”) entered into the Third Amended and Restated Advisory Agreement (the “Amended and Restated Advisory Agreement”) with its advisor, Resource Real Estate Opportunity Advisor, LLC (the “Advisor”). The Amended and Restated Advisory Agreement amends and restates the Second Amended and Restated Advisory Agreement dated June 16, 2010.

In the Amended and Restated Advisory Agreement, the parties agreed to a payment structure for the consideration, if any, payable to the Advisor (or an affiliate thereof) should we decide to internalize our management functions. We may internalize our management by acquiring our Advisor or an affiliate thereof, whether by means of a merger, stock acquisition, or asset purchase (an “Internalization Transaction”), for consideration that would be negotiated and approved by our shareholders at that time. However, pursuant to the Amended and Restated Advisory Agreement, we may not pay consideration to acquire our Advisor unless at least half of the consideration is payable in shares of our common stock and held in escrow by a third party and not released to our Advisor (or an affiliate thereof) until

•

the average closing price of the shares of common stock over a five-day trading period on a national securities exchange equals a price that, when combined with prior distributions paid on the shares of common stock issued in a public offering prior to listing on a national securities exchange and outstanding at the time of the Internalization Transaction (the “Subject Shares”), equals the amount necessary for the holders of the Subject Shares to be deemed to have received in the aggregate the original issue price of the Subject Shares plus a 6% cumulative, non-compounded, annual return on the issue price of the Subject Shares, assuming for purposes of this calculation that the holders of the Subject Shares have received the trading price, or

•

the consideration paid (or net sale proceeds distributed) to holders of the Subject Shares in an acquisition (whether by means of a merger, stock acquisition, asset purchase, or similar transaction) or from our dissolution, when combined with prior distributions paid on the Subject Shares, equals the amount necessary for the holders of the Subject Shares to have received in the aggregate the original issue price of the Subject Shares plus a 6% cumulative, non-compounded, annual return on the issue price of the Subject Shares.

The date that one of these thresholds is met is the “Initial Escrow Release Date.” In the event a recapitalization causes some of the Subject Shares to be exchanged or converted into securities that are not listed on a national securities exchange as of the Initial Escrow Release Date, then the shares to be released from escrow shall be reduced to reflect the percentage of Subject Shares (and their equivalents) that are then listed, with the remaining shares in escrow to be subsequently released in proportion to and as the remaining Subject Shares (and their equivalents) become listed.

Shares held in escrow pursuant to the foregoing shall be entitled to dividends like all other shares of common stock; however, such dividends shall also be placed in escrow and not released until the above thresholds are reached. If the conditions to break escrow are not met within 10 years of the Internalization Transaction, all shares in the escrow account shall become authorized but unissued shares and all cash in the escrow account shall belong to us. Shares of common stock held in escrow shall be voted on any matter in which common stockholders are entitled to vote in the same proportion as all other shares of common stock that vote on the matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: January 14, 2011	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)